UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2010

NEXTWAVE WIRELESS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33226	20-5361360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12264 El Camino Real, Suite 305 San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 731-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of Material Definitive Agreement.

On October 8, 2010, the Stockholders’ Agreement dated July 2, 2009, by and among NextWave Wireless Inc. (the “Company”), NextWave Broadband Inc., a wholly-owned subsidiary of the Company (“NextWave Broadband”), PacketVideo Corporation (“PacketVideo”), and NTT DOCOMO, INC. (“DOCOMO”) was terminated in connection with the closing of the Transaction (as defined and described below in Item 2.01 of this current report).

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 8, 2010 (the “Closing Date”), pursuant to the Stock Purchase Agreement dated July 30, 2010 (the “Stock Purchase Agreement”), by and among the Company, NextWave Broadband Inc., a wholly-owned subsidiary of the Company, PacketVideo and DOCOMO, NextWave Broadband completed the sale to DOCOMO of all of the issued and outstanding shares of common stock of PacketVideo held by NextWave Broadband (the “Shares”), representing 65% of the issued and outstanding common stock of PacketVideo, for an aggregate purchase price of $111.6 million (the “Transaction”).

The Transaction resulted in estimated net cash proceeds of approximately $106.5 million, after deduction of estimated expenses for the transaction, of which approximately $94.0 million is being applied to retire principal and accrued interest on the Company’s Senior Secured First Lien Notes pursuant to its secured note agreements, and approximately $12.5 million is being retained by the Company to fund its working capital needs. The Transaction was approved by the stockholders of the Company at a special meeting held on October 1, 2010.

Upon completion of the Transaction, PacketVideo became a wholly-owned subsidiary of DOCOMO. DOCOMO had previously acquired 35% of the issued and outstanding common stock of PacketVideo in July 2009. In connection with the July 2009 transaction, the Company, NextWave Broadband, PacketVideo and DOCOMO entered into a Stockholders’ Agreement dated July 2, 2009, pursuant to which, among other things, DOCOMO was granted the right (the “Option”) to purchase all of the remaining shares of common stock of PacketVideo held by NextWave Broadband. The closing of the Transaction represented the completion of DOCOMO’s exercise of the Option as contemplated by the Stockholders’ Agreement. As described above, the Stockholders’ Agreement was terminated in connection with the closing of the Transaction.

Pursuant to the Stock Purchase Agreement, the Company, NextWave Broadband and PacketVideo made customary representations to DOCOMO relating to PacketVideo and the ownership of the Shares. Such representations and warranties will survive for 8 months following the Closing Date and will be subject to indemnification pursuant to the Stock Purchase Agreement, subject to a cap of $8 million with certain exceptions.

The Company and NextWave Broadband have also agreed not to compete with PacketVideo’s business, solicit its employees, or induce its customers to terminate or modify their relationship with PacketVideo, subject to limited exceptions, for a period of two years following the Closing Date.

The foregoing description of the Stock Purchase Agreement contained in this Item 2.01 does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, which is attached as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 2, 2010, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

The unaudited pro forma condensed consolidated balance sheet of the Company and its subsidiaries as of July 3, 2010 and the unaudited pro forma condensed consolidated statements of operations of the Company and its subsidiaries for the six months ended July 3, 2010, and for the years ended January 2, 2010 and December 27, 2008 are included as Exhibit 99.1 hereto and incorporated herein by reference.

(d)	Exhibits.

Exhibit No.	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTWAVE WIRELESS INC.

By:	/S/ FRANK A. CASSOU
Name:	Frank A. Cassou
Title:	Executive Vice President and Chief Legal Counsel

Dated: October 8, 2010